Exhibit 10.40

COMPANY LETTERHEAD

October 31, 2007

CAMOFI Master LDC	CAMHZN Master LDC
350 Madison Avenue	350 Madison Avenue
New York, New York 10017	New York, New York 10017

Gentlemen:

Simultaneously with the execution and delivery of this letter, the undersigned, Marshall Holdings International, Inc. (the “Company”) and D.L. Claire Capital, Inc. (“D.L. Claire”), is executing and delivering to you, or causing to be executed and delivered to you, the following:

1.	Secured Promissory Notes (the “Notes”) in the combined principal amount of $650,000;
2.	Purchase Agreement between the Company, D.L. Claire and you;
3.	Security Agreement between the Company, D.L. Claire and you;
4.	Security Interest Pledge Agreement among the Company, the pledgors to the Security Interest Pledge Agreement and you; and
5.	Guaranty between the Company and you.

The documents identified in items 1 through 5 above, along with this Letter, are referred to herein as the “Transaction Documents”).

As additional consideration for your agreement to execute and deliver the Transaction Documents, the Company agrees to issue (the “Repayment Issuance”) to you and/or your designee (i) $250,000 worth of shares of common stock of the Company that is free-trading and $100,000 worth of restricted stock (“Block I”) both with a represented minimum value of $0.001 per share, (ii) in the event the loan is not repaid in full within 180 days, additional shares of common stock of the Company that is free-trading that is equal to 100% of the then-outstanding balance on the Note (“Block II”), and (iii) in the event the loan is not repaid in full within 270 days, additional shares of common stock of the Company that is free-trading that is equal to 100% of the then-outstanding balance on the Note (“Block III”). The Block II and III shares shall be valued at the lower of (a) the closing price of the stock on the day immediately following the Company’s reverse merger, or (b) the closing price of the Company’s stock on the 180th or 270th day (as applicable) following the Closing date. The following chart sets forth the schedule for issuing the Blocks I, II and III shares:

CAMOFI Master LDC
CAMHZN Master LDC
October 31, 2007

	Upon Execution of this Agreement (Block I)	Repayment on or after 90 days but before 180 days after issuance (Block II)1	Repayment on or after 180 days but before 270 days after issuance (Block III)2
Number of Shares to be Issued	$250,000 worth of free-trading/piggyback, $100,000 worth of restricted	Amount equal to 100% of outstanding balance on the Note	Amount equal to 100% of outstanding balance on the Note

Certificates representing Block I shares are attached hereto. Certificates representing Blocks II and III shares shall be issued immediately and delivered to your counsel who shall hold said certificates for your benefit and release them to you as they become due, without further notice to the Company. In the event that repayment is completed prior to 180 days, all certificates held by your counsel in connection with Blocks II and III shall be returned to us immediately.

In the event that we are unable to provide free-trading shares on the Closing Date, you are hereby authorized to withhold $125,000 (the “Holdback”) from the loan proceeds as security for delivery of the free-trading shares. The Holdback shall be released to us under the following conditions: (i) in the event that we are able to provide you with free-trading shares prior to December 17, 2007, or (ii)(a) in the event that we file a registration statement for the Block I shares prior to December 17, 2007, $62,500 of the Holdback shall be released to us, and (b) in the event that said registration statement is declared effective prior to May 17, 2008 , then the remainder of the Holdback shall be released to us. If the foregoing conditions have not been met, then the Holdback will be released to you without any further notice to us. We acknowledge that the holdback is considered part of the principle amount of the loan and that in the event we forfeit the Holdback, we shall have no claim for a credit or offset for the full principle amount of the loan.

We hereby agree that in the event that (i) the Company’s stock is trading below $0.001 at the conclusion of the first one hundred eighty (180) day period following the Closing Date, or (ii) the Company fails to comply with the terms of any of the Transaction Documents, the Company shall be irrevocably obligated to immediately repurchase the Block I Shares, for a price equal to $0.001 per share. We hereby further agree that that in the event that (i) the Company’s stock is trading below $0.001 at the conclusion of the first one hundred eighty (180) day period following the Closing Date, or (ii) the Company fails to comply with the terms of any of the Transaction Documents, the Company shall be irrevocably obligated to immediately repurchase the Block I Shares, for a price equal to $0.001 per share.

______________________________
1 Subject to an upward adjustment, in the event that the price of the Company’s stock declines in value during the ninety-day period after issuance.
2 Subject to an upward adjustment, in the event that the price of the Company’s stock declines in value during the one hundred eighty-day period after issuance.

CAMOFI Master LDC
CAMHZN Master LDC
October 31, 2007

We hereby further agree that within 90 days from the execution of this Letter, the Company shall begin to take all steps necessary to bring the Company’s corporate structure and status as a reporting public entity in conformity with the description set forth in the memorandum attached hereto as Exhibit A. In the event that the Company fails to adhere to the schedule referred to in this paragraph, such failure shall constitute an Event of Default under the Transaction Documents and you shall be entitled to pursue any and all available remedies available to you as set forth in the Transaction Documents.

All such shares (referred to herein as the “Shares”) shall be duly authorized, fully paid and nonassessable, free and clear of any liens and in proper certificated form in the name of CAMOFI Master LDC, or other holder (s) or endorsed for transfer to you, with a medallion signature guarantee.

We acknowledge that the Shares are additional consideration for your execution, delivery and performance of the Transaction Documents and are not deemed to be interest.

This Letter shall be governed by the laws of the State of New York without regard to the principles of conflict of laws. THE COMPANY AND D.L. CLAIRE WAIVE ITS RIGHT TO CLAIM A TRIAL BY JURY IN ANY ACTION ARISING OUT OF THIS LETTER.

The Company acknowledges and agrees that its actual or threatened breach of this letter would result in irreparable damage to you and that money damages would not provide and adequate remedy to you. Accordingly, the Company agrees that in the event of any such breach you shall have, in addition to any and all remedies of law, the right to have the provisions of this Letter specifically enforced and to obtain injunctive and other equitable relief to enforce the provisions of this Letter.

This confirms that you, D.L. Claire and the Company intend to contract in strict compliance with applicable usury laws from time-to-time in effect. Accordingly, you, D.L. Claire and the Company stipulate and agree that none of the terms and provisions contained in the Transaction Documents shall ever be construed to create a contract to pay, for the use or forbearance of money, interest in excess of the maximum provisions contained in the Transaction Documents shall ever be construed to create a contract to pay, for the use or forbearance of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time-to-time in effect. Neither the Company, D.L. Claire, nor any guarantor shall be liable for interest in excess of the maximum amount permitted under applicable law. Any sums collected by you and determined to be in excess of that which is permitted under applicable law shall be applied to principal owing by the Company or any guarantor. The Company and D.L. Claire agree that in determining whether or not, interest has been paid in excess of any lawful rate, you may, in light of the risk and consideration evidenced by the Transaction Documents, to the greatest extent permitted under applicable law, characterize any non-principal payment under the Transaction Documents as an expense, fee or premium rather than as interest.

CAMOFI Master LDC
CAMHZN Master LDC
October 31, 2007
Page 4 of 4.

This Letter may be amended or modified only by a written instrument signed by you, D.L. Claire and the Company. Your failure at any time to require the performance of any provision of this Letter shall in no manner affect your right at a later time to enforce any provision.

The Company and D.L. Claire irrevocably (A) consent that any legal action or proceeding arising from or relating to this Letter shall be commenced exclusively in the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York, (B) submit to the jurisdiction of any such Court in any such action or proceeding, (C) waive any claim or defense in any such action or proceeding based on any alleged lack of jurisdiction, improper venue or forum non-conveniens, and (D) consent to service of process by mail at its address set forth below, or such other address as shall provide to you in writing. ' Service of process may be effected by notice sent by certified mail, return receipt requested, to the Company or D.L. Claire at its address set forth below.

This Letter shall be binding upon the Company, D.L. Claire, and their legal representatives, successors and permitted assigns. In no event may the Company or D.L. Claire assign any rights or obligations under this Letter without your prior written consent and any purported assignment or that such consent shall be null and void.

Very truly yours,

Marshall Holdings International, Inc.		D.L. Claire Capital, Inc.

By:	/s/ Rick Bailey	By:	/s/ David Fuselier
Name	Rick Bailey	Name:	David Fuselier
Title:	President / CEO	Title:	President